Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

BLACK PEARL EQUITIES, LLC

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$17,635,590.00	0.0001381	$2,435.48

Total Transaction Valuation:		$17,635,590.00
Total Fees Due for Filing:				$2,435.48
Total Fees Previously Paid:
Total Fee Offsets:				0.00
Net Fee Due:				$2,435.48

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Offering Note(s)

(1)	The transaction valuation is estimated only for purposes of calculating the filing fee. This amount is based on the purchase of up to 3,067,059 shares of common stock, $0.05 par value per share, of Selectis Health, Inc. at a purchase price of $5.75 per share by Black Pearl Equities, LLC, Black Pearl Equities II, LLC and Tortuga Acquisition Sub, Inc., upon the terms and subject to the conditions of the Offer to Purchase, dated July 13, 2026, and the related Letter of Transmittal.

The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $138.10 per $1,000,000 of the aggregate amount of the transaction valuation (or 0.01381% of the aggregate transaction valuation).